Media: Mardi Larson, 612.928.0202
Financial: James Grant, 785.559.5321

ROBEEZ ANNOUNCES PLANS TO STRENGTHEN ITS OPERATION FOR FUTURE BRAND GROWTH, INCLUDING MAINTAINING LEADERSHIP IN CORE INFANT SHOE MARKET, GLOBAL EXPANSION AND PRODUCT INNOVATION

Plans Include Moving Burnaby Headquarters Operation to Lexington, Mass., to Leverage Stride Rite Children’s Group Competencies and Support Infrastructure; Closing Manufacturing Operation and Shifting Product Sourcing to Collective Brands Inc.’s Global Sourcing Team and Third-Party Manufacturers

BURNABY, BC, July 31, 2008 - Robeez, a unit of the Stride Rite Corporation of Collective Brands Inc. (NYSE: PSS), announced today its strategic plans aimed at building upon its leadership position in soft-sole footwear for infants and toddlers up to two years old and seizing growth opportunities through global expansion, innovative product line extensions targeting older age groups and new product categories.

To support the plan, Robeez will shift operations responsibilities from Burnaby to the Stride Rite Children’s Group (SRCG) corporate offices in Lexington, Mass. These changes will enable the brand to better integrate with SRCG to leverage the group’s core competencies in children’s footwear including in brand management, product development and marketing, as well as its support infrastructure in areas such as finance, information technology and human resources. The transition will include moving the Robeez customer service operation to an existing Stride Rite call center located in Richmond, Ind. This will result in the closing of the Robeez headquarters in Burnaby. The plan also includes closing down the Burnaby manufacturing facility and shifting all Robeez® product manufacturing to third-party manufacturers through the Collective Brands, Inc. Global Sourcing and Supply Chain organization, a shared resource that serves all of Collective Brands’ businesses.

More than 300 Canadian Robeez associates - approximately 250 in manufacturing and 60 at the headquarters operation -- are affected by the plan. Robeez will support affected employees with separation packages and incentives, as well as outplacement services and job placement support.

The headquarters’ functions will move in phases beginning in September with the customer service operation, followed by the remaining roles transitioned to Lexington by the end of February. A small transition team will remain in Burnaby through June 2009 to ensure a smooth transition of all critical functions. Robeez said it expects to add new positions based in Lexington as needed to support this plan.

The manufacturing shut down will take place in early December affecting all manufacturing associates. Also as part of the strategic plan, by the end of 2008, Robeez will redirect sourcing of all Robeez® branded products to third-party manufacturers through Collective Brands’ Global Sourcing team. This decision will create a more flexible manufacturing resource with the diverse capabilities to support the long-term growth of the Robeez brand and its strong focus on quality and product innovation, as well as enable the company to significantly reduce manufacturing costs to ensure competitive pricing.

“This strategic plan is the result of a thorough eight-month study to review the Robeez infrastructure to best support our customers, maintain competitiveness and profitably grow the business over the long term,” said Susan Vann, general manager of Robeez North America. “We have reported to the Stride Rite Children’s Group for the past year and these moves make sound business sense and will better position Robeez for a strong future.”

Pam Salkovitz, president of the SRCG said, “We truly appreciate all the hard work and efforts of the local team that helped bring Robeez to where it is today. These decisions are an important strategic step to leverage the common infrastructure and expertise of the Stride Rite Children’s Group and to enhance the Robeez manufacturing capabilities to seize the opportunities before us -- especially as we expand Robeez into new global markets and drive product innovation for future growth.”

The expense impact of these changes is not expected to be material to Collective Brands, Inc.

About the Companies and Forward Looking Statements

Robeez is a wholly owned subsidiary of The Stride Rite Corporation, a unit of Collective Brands Inc. The Stride Rite Corporation, headquartered in Lexington, Mass., operates several businesses including the Stride Rite Children’s Group, Sperry Top-Sider®, Saucony®, and Keds®. Robeez, which reports to the Stride Rite Children’s Group, provides premium baby shoe products focusing on soft- and flex-soled footwear that supports the healthy development of little feet. Always functional and fashionable, Robeez shoes are a favorite with parents and medical experts. More information about Robeez and its products can be found at www.robeez.com.

Collective Brands, Inc. (NYSE: PSS), headquartered in Topeka, Kan., is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. The company operates three strategic units covering a powerful brand portfolio, as well as multiple price points and selling channels including retail, wholesale, ecommerce and licensing. Collective Brands, Inc. includes Payless ShoeSource, also headquartered in Topeka, focused on democratizing fashion and design in footwear and accessories through its more than 4,500-store retail chain, with its brands American Eagle™, Airwalk®, Dexter®, Champion® and designer collections Abaeté for Payless™, Lela Rose for Payless™ and alice + olivia for Payless™, Patricia Field for Payless™, among others; Stride Rite, based in Lexington, Mass., focused on lifestyle and athletic branded footwear and high-quality children’s footwear sold primarily through wholesaling, with its brands including Stride Rite®, Keds®, Sperry Top-Sider®, Robeez®, and Saucony®, among others; and Collective Licensing International, Denver, Colo., the brand development, management and global licensing unit, with such youth lifestyle brands as Airwalk®, Vision Street Wear®, Lamar®, Sims®, LTD®, genetic®, Dukes™, Rage®, Ultra-Wheels®, and Skate Attack®. Information about, and links for shopping on, each of the Collective Brand’s units can be found at http://www.collectivebrands.com.

This news release contains forward-looking statements regarding anticipated financial performance, business prospects, and similar matters, which are not historical facts and are subject to a number of risks and uncertainties. Statements including the words “expected,” “should,” “plans” and “will” or variations of such words and similar expressions are forward-looking statements. Actual results may differ materially. Please also refer to “Risk Factors” in the Company's Form 10-K for the year ended February 2, 2008 and Form 10-Q for the quarter ended July 2, 2008 for more information on risk factors and other factors that could impact forward-looking statements. We do not undertake any obligation to release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
###